UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 10, 2017

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CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 - Termination of a Material Definitive Agreement.
On December 6, 2016, Cumulus Media Inc. (the “Company”), Cumulus Media Holdings Inc. (“Holdings”), a direct wholly-owned subsidiary of the Company, and certain other direct and indirect subsidiaries of Holdings entered into a refinancing support agreement (the “Refinancing Support Agreement”) with holders (the “Supporting Noteholders”) of approximately $349.7 million, or 57.3%, of the aggregate principal amount of the outstanding 7.75% Senior Notes due 2019 (the “Outstanding Notes”) issued by Holdings and guaranteed by the Company. The Refinancing Support Agreement set forth the terms of a refinancing of the Outstanding Notes and pursuant to its terms the Supporting Noteholders agreed to tender their Outstanding Notes in an exchange offer (the “Exchange Offer”), subject to certain conditions set forth in the Refinancing Support Agreement.
As a result of a recent ruling in the U.S. District Court for the Southern District of New York, the Company has concluded that the conditions to the Exchange Offer have not been and will not be satisfied. Accordingly, the Company has elected to terminate the Exchange Offer and the Refinancing Support Agreement in accordance with their terms with immediate effect as of March 10, 2017.
As a result of the termination, none of the Outstanding Notes that have been tendered in the Exchange Offer will be accepted for purchase and no consideration will be paid or become payable to holders of the Outstanding Notes who have tendered their Outstanding Notes in the Exchange Offer. All Outstanding Notes previously tendered and not withdrawn will be promptly returned or credited back to their respective holders.
A copy of the press release announcing the termination of the Exchange Offer and the Refinancing Support Agreement is attached hereto as Exhibit 99.1.
Item 9.01 - Financial Statements and Exhibits.
(a)    Exhibits.

Exhibit No.	Description

99.1	Press Release, dated as of March 10, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ Richard S. Denning
Name: Richard S. Denning
Title: Senior Vice President, General Counsel and Secretary
Date: March 10, 2017